Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Julie Blunden

Vice President External Affairs

408-240-5577

Manny Hernandez

SunPower Corporation

408-240-5574

SunPower Announces Major Silicon Supply Agreement with DC Chemical

Deal Supplies SunPower with Substantial Portion of Polysilicon from New Plant

SAN JOSE, Calif., July 10, 2006 – SunPower Corporation (NASDAQ: SPWR), a Silicon Valley-based manufacturer of the world’s highest-efficiency, commercially-available solar cells and solar panels, today announced that it has signed a multi-year polysilicon supply agreement with DC Chemical Co., Ltd. DC Chemical is Korea’s leading chemical company with expertise producing gases used in polysilicon manufacturing.

Starting in 2008, the agreement calls for SunPower to purchase approximately $250 million of polysilicon over a four-year period from DC Chemical’s new facility which is expected to manufacture 3000 metric tons of polysilicon per year. SunPower will support construction of the facility with a series of advanced payments over the next year. DC Chemical’s polysilicon supply will provide a guaranteed source of raw material to make ingots for SunPower’s high efficiency solar cells.

“SunPower is pleased to partner with DC Chemical as they extend their decades of experience in the chemical industry into polysilicon manufacturing,” said Tom Werner, CEO of SunPower. “The solar industry will benefit from new entrants like DC Chemical who can enable reliable, high-volume polysilicon supply in the near-term. This agreement is a major component of SunPower’s silicon supply portfolio strategy.”

“DC Chemical appreciates our new partnership with SunPower which will support the launch of our polysilicon manufacturing business,” said Mr. Hyunwoo Shin, DC Chemical’s Executive Vice-Chairman. “We see the solar industry as a tremendous long-term market and SunPower as an attractive partner due to their technological leadership.”

“We are proud to help DC Chemical become a key contributor to accelerating the growth of the solar industry,” said PM Pai, COO of SunPower. “We believe that our superior silicon utilization provides us more revenue per ton of silicon we buy, offering us a competitive advantage in the market.”

About SunPower

SunPower Corporation (NASDAQ: SPWR) designs and manufactures high-efficiency silicon solar cells and solar panels based on an all-back contact cell design. SunPower’s solar cells and panels generate up to 50 percent more power per unit area than conventional solar technologies and have a uniquely attractive, all-black appearance. For more information on SunPower or solar technology, please visit the SunPower website at http://www.sunpowercorp.com. SunPower is a majority-owned subsidiary of Cypress Semiconductor Corp. (NYSE: CY).

About DC Chemical

DC Chemical Co., Ltd. (KRX: 010060) is a leading Korean producer of coal chemicals, basic chemicals, petrochemicals and fine and specialty chemicals and has more than 20 subsidiaries and affiliated companies of the Company. For the year ended December 31, 2005, on an audited consolidated basis, the Company’s total sales amounted to (Won) 1,690 billion (U.S.$ 1,650 million). The Company’s consolidated EBITDA in 2005 amounted to (Won) 232.3 billion (U.S.$ 226.8 million). The Company has been listed on the Korea Exchange since 1976. For more information on DC Chemical, please visit the DC Chemical website at http://www.dcchem.co.kr.

Forward Looking Statements

Statements herein that are not historical facts and that refer to SunPower’s plans and expectations about its supply of polysilicon, ingots and wafers, general market supply of polysilicon, ingots and wafers, as well as the anticipated aggregate polysilicon procurement under the four-year supply agreement with DC Chemical Co., Ltd., are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements are based on our current expectations as of the date of the release, which could change or not materialize as expected. Our actual results may differ materially due to a variety of uncertainties and risk factors, including but not limited to business and economic conditions and growth trends in the solar power industry, our suppliers’ ability to provide adequate supply of polysilicon, ingots and wafers to manufacture our products and the price we pay for such material and other risks described in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update any such forward-looking statements. We use words such as “estimated,” “believe,” “plan” and “expect” and similar expressions to identify forward-looking statements that include, but are not limited to, statements related to our future supply of and pricing of polysilicon, ingots and wafers used in the manufacture of our products.

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SunPower is a registered trademark of SunPower Corporation. Cypress is a registered trademark of Cypress Semiconductor Corp. All other trademarks are the property of their respective owners.